UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	October 4, 2010

GLOBAL AXCESS CORP
(Exact name of registrant as specified in its charter)

Nevada	000-17874	88-0199674
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7800 Belfort Parkway, Suite 165, Jacksonville, Florida	32256
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(904) 280-3950

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)  On October 4, 2010, Global Axcess Corp (the “Company”) announced the appointment of Mr. Marc Caramuta to become the Chief Operating Officer of the Company.  Mr. Caramuta’s appointment as Chief Operating Officer of the Company became effective on the first day of his employment with the Company on October 4, 2010.

Mr. Caramuta, age 45, is experienced in the financial industry and has over 10 years experience in international manufacturing.  He previously served as President of Proficio Mortgage Ventures, LLC, a wholly owned subsidiary of Proficio Bank, from February, 2010 to his appointment as Chief Operating Officer of the Company.  In this position, he was responsible for managing all facets of operations and production.  Prior to and concurrently with that position, he held the position of Chief Information Officer/Chief Information Security Officer at Proficio Bank – Proficio Mortgage from August, 2009 to June 2010.  He also held the position of Manager of Corporate and Operational Projects at Proficio Mortgage Ventures, LLC from October, 2008 to August, 2009.  Prior to working with the Proficio group, Mr. Caramuta served as a consultant to JP Morgan Chase and Macquarie Mortgages from February, 2008 to October, 2008, and a Risk Manager for Icon Residential Capital from June, 2007 to November, 2007.  He is a graduate of Franklin & Marshall College with a degree in Business Administration and Spanish language.

Mr. Caramuta’s initial base salary with the Company will be $125,000 per year.  Mr. Caramuta is also entitled to or eligible for an annual performance bonus, participate in our benefits programs, and receive certain other perquisites and reimbursements.  He is also being granted options to purchase 35,000 shares of the Company’s common stock at a strike price of $0.525 per share, which options will vest in three equal annual installments, with the first installment vesting on October 4, 2011.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release, dated October 4, 2010, issued by Global Axcess Corp.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL AXCESS CORP

By:	/s/ George McQuain
Name:	George McQuain
Title:	Chief Executive Officer

Dated:  October 5, 2010